Exhibit 99

NEWS RELEASE

Thomas E. Rathjen Vice President, Investor Relations 561-989-5800 | www.nabi.com

FOR IMMEDIATE RELEASE

Nabi Biopharmaceuticals Reports Second Quarter 2006 Results

- Revenues Increase 16% -

- Strategic Initiatives Continue to Advance -

Boca Raton, FL, July 26, 2006 - Nabi Biopharmaceuticals (NASDAQ: NABI) announced today that total revenues were $29.9 million for the second quarter of 2006, compared to total revenues of $25.9 million in the second quarter of 2005. The increase was driven by improved pricing and strong patient demand for PhosLo® (calcium acetate). Net loss reported for the quarter ended July 1, 2006 was $14.8 million or a loss of $0.24 per share, compared to a net loss of $20.9 million or a loss of $0.35 per share during the same period in 2005, which also included a tax benefit of $7.4 million. On a pre-tax basis, the loss in the second quarter of 2006 was $14.8 million, a 48% improvement from the $28.3 million loss in the second quarter of 2005. This improved performance was driven by increased margins from sales and a 23% reduction in operating expenses. Consistent with management expectations, cash equivalents and marketable securities were $70.2 million at the end of the second quarter of 2006. During the second quarter of 2006, cash used in operations was $11.5 million, a 48% improvement compared to the first quarter of 2006.

“We continued to make progress in achieving our important strategic objectives in the second quarter,” said Thomas H. McLain, chairman, chief executive officer and president, Nabi Biopharmaceuticals. “We are delighted with the recent vote by the BPAC, recommending FDA approval of our BLA for Nabi-HB Intravenous. This is a major step toward approval of this product for its use in liver transplant patients in the U.S. In addition, we just reported results from a study which further demonstrates the superiority of PhosLo in controlling serum phosphorus levels in patients with end-stage renal disease, when compared to the leading competitive product. These announcements coupled with new product and manufacturing alliances and the signing of a significant partnering agreement during the second quarter, provide momentum for the second half of 2006,” stated Mr. McLain.

Earlier this year, Nabi Biopharmaceuticals established three strategic objectives – optimizing value from operations, building incremental value through partnerships and alliances, and developing proof-of-concept evidence for our key pipeline programs. Listed below are a number of recent accomplishments directly aligned with these objectives.

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Nabi Biopharmaceuticals Reports Second Quarter 2006 Results

Strategic Goal Review:

Accomplishment	Related Objective	Strategic Significance

Blood Products Advisory Committee recommendation to Food and Drug Administration for approval of Nabi-HB™ Intravenous [Hepatitis B Immune Globulin (Human) Intravenous] in the U.S.	Optimizes value from operations.	Supports approval of indication for a key marketed product that has been granted Orphan Drug Status.

Initiation of Phase IIB proof-of-concept clinical trial for NicVAX® (Nicotine Conjugate Vaccine).	Develops proof-of-concept evidence for key pipeline programs.	Trial will identify optimal formulation of NicVAX and establish proof-of-concept efficacy for a vaccine approach to smoking cessation.

Strategic partnership with Kedrion S.p.A. for development and for the commercialization of Civacir® [Hepatitis C Immune Globulin (Human)] Europe.	Builds value through partnerships and alliances.	Provides funding and resources for clinical development. Also positions European commercialization with established partner having significant market presence.

Alliance with Fresenius Biotech to in-license ATG-Fresenius S for development and commercialization in the U.S. and Canada.	Builds value through partnerships and alliances. Develops proof-of-concept evidence for key pipeline programs.	Strengthens transplant franchise with a product having proven efficacy.

Partnership with Sanofi Pasteur for contract manufacturing of anti-rabies product.	Builds value through partnerships and alliances and optimizes value of operations.	Increases manufacturing facility utilization and cash return on assets.

Reported results from study on control of serum phosphorus at the European Renal Association and European Dialysis Transplant Association Congress, Glasgow, Scotland.	Optimizes value from operations.	Further demonstrates superiority of PhosLo versus leading competitive product.

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Nabi Biopharmaceuticals Reports Second Quarter 2006 Results

Milestone Update:

Product/Product Candidate	Upcoming Milestone(s)	Expected Timing

PhosLo	European Approval	H2 2006, pending inspection by EU regulators

PhosLo	Announce CARE-2 trial results	H2 2006

PhosLo	Announce EPICK study results	H2 2006

PhosLo	File for Chronic Kidney Disease (Stage 4) indication in U.S. and EU	H2 2006

Nabi-HB Intravenous for liver transplant indication	U.S. approval	H2 2006

Civacir	Initiate Phase II proof-of-concept trial	H2 2006

NicVAX	Execute Phase II proof-of-concept trial	Data mid-2007

HEBIG™ [Hepatitis B Immune Globulin (Human)]	European Approval	2007

Multi-Valent StaphVAX® (Staphylococcus aureus Polysaccharide Conjugate Vaccine)	With partner, initiate Phase III study	2007

Multi-Valent Altastaph® [Staphylococcus aureus Immune Globulin Intravenous (Human)]	With outside funding, initiate Phase II proof-of-concept study	2007

ATG-Fresenius S in solid organ transplant patients	Data from Phase III trial	H2 2008

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Nabi Biopharmaceuticals Reports Second Quarter 2006 Results

Review of Operations:

PhosLo Revenues

During the second quarter of 2006, PhosLo revenues were $9.6 million, compared with $3.2 million for the same period in 2005. During the month of May 2006, the number of PhosLo prescriptions reached an all-time record high. Sales for the second quarter reflected the benefit of price increases in the third quarter of 2005 and strong patient demand. Customer inventory levels were consistent with first quarter 2006 levels. In the second quarter of 2005, we elected to defer $5.2 million of PhosLo sales based on inventory levels at our wholesaler customers.

Nabi-HB Revenues

Sales of Nabi-HB were $7.2 million for the second quarter of 2006, compared to $10.9 million for the same period in 2005. During the second quarter of 2006, patient demand for Nabi-HB remained above prior year levels. However, Nabi-HB revenue decreased from prior year levels because of the negotiation of a new supply agreement with one of our significant customers. As a result, we shipped a minimal amount of Nabi-HB to that customer and estimated inventory levels at wholesalers decreased by approximately two months during the second quarter.

Other Biopharmaceutical Product Revenues

Second quarter 2006 revenues of the company’s other biopharmaceuticals were $1.0 million, compared to second quarter 2005 revenues of $0.4 million.

Antibody Revenues

Sales of antibody products were $12.2 million in second quarter of 2006, compared to $11.4 million during the same period in 2005, reflecting increased specialty antibody sales, primarily anti-D and anti-rabies antibodies, which resulted in increased gross margins.

Operating Expenses

Research and development expense for the second quarter of 2006 was $10.7 million, a decrease of 42% as compared to the same period for 2005. During the second quarter of 2005, a large portion of our research and development expense was incurred for the development of StaphVAX. Research and development expense for the second quarter of 2006 primarily reflects activities related to the initiation of our NicVAX Phase II proof-of-concept clinical trial, ongoing expenses related to clinical development of ATG-Fresenius S and clinical trials to support PhosLo.

Selling, general and administrative expense decreased to $16.5 million in the second quarter 2006 from $17.2 million for the same period of 2005. Selling, general and administrative expense in 2005 reflected activities relating to the planned European launch of StaphVAX. Reduced spending in 2006 was partially offset by the costs of retention and equity based compensation programs and the costs for ongoing compliance efforts related to sales rebates.

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Nabi Biopharmaceuticals Reports Second Quarter 2006 Results

Tax Expense

No tax benefit was recorded in the second quarter of 2006 and none is expected to be recorded for the full year as we continue to record a full valuation allowance against all of our deferred tax assets. During the second quarter of 2005, the company recorded a tax benefit of $7.4 million based on a tax planning strategy to utilize those assets at that time.

About Nabi Biopharmaceuticals

Nabi Biopharmaceuticals leverages its experience and knowledge in powering the immune system to develop and market products that fight serious medical conditions. The company has three products on the market today: PhosLo® (calcium acetate), Nabi-HB® [Hepatitis B Immune Globulin (Human)], and Aloprim™ (allopurinol sodium) for Injection. Nabi Biopharmaceuticals is focused on developing products that address unmet medical needs and offer commercial opportunities in our core business areas: hepatitis and transplant, kidney disease (nephrology), Gram-positive bacterial infections and nicotine addiction. For a complete list of pipeline products, please go to: http://www.nabi.com/pipeline/index.php. The company is headquartered in Boca Raton, Florida. For additional information about Nabi Biopharmaceuticals, please visit our website: http://www.nabi.com.

Forward-Looking Statement

Statements in this press release about the company that are not strictly historical are forward-looking statements and include statements about our products in development, the market for such products, and regulatory approval of our product candidates. You can identify these forward-looking statements because they involve our expectations, beliefs, intentions, plans, projections, or other characterizations of future events or circumstances. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ materially from those in the forward-looking statements as a result of any number of factors. These factors include, but are not limited to, risks relating to the company’s ability to advance the development of products currently in the pipeline or in clinical trials; maintain the human and financial resources to commercialize current products and bring to market products in development; obtain regulatory approval for its products in the U.S., Europe or other markets; successfully develop, manufacture and market its products; successfully partner with other companies; realize future sales growth for its biopharmaceutical products; maintain sufficient intellectual property protection or positions; raise additional capital on acceptable terms; and re-pay its outstanding convertible senior notes when due. Many of these factors are more fully discussed, as are other factors, in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and Quarterly Report on Form 10-Q for the Quarter ended April 1, 2006 filed with the Securities and Exchange Commission.

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Nabi Biopharmaceuticals Reports Second Quarter 2006 Results

Nabi Biopharmaceuticals

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, amounts in thousands, except per share data)

	For the Three Months Ended		For the Six Months Ended
	July 1, 2006	June 25, 2005	July 1, 2006	June 25, 2005
Sales	$29,935	$25,879	$57,483	$51,956
Costs and expenses:
Costs of products sold, excluding amortization of intangible assets	15,188	15,368	30,441	30,231
Royalty expense	343	480	700	2,679

Gross Margin, excluding amortization of intangible assets	14,404	10,031	26,342	19,046
Selling, general and administrative expense	16,544	17,231	33,353	31,633
Research and development expense	10,686	18,577	21,613	33,832
Amortization of intangible assets	2,131	2,222	4,262	4,511
Other operating expense, principally freight	79	122	258	155

Operating loss	(15,036)	(28,121)	(33,144)	(51,085)

Interest income	945	924	2,008	1,478
Interest expense	(1,050)	(891)	(2,148)	(1,029)
Other income (expense), net	317	(215)	383	(184)

Loss before benefit for income taxes	(14,824)	(28,303)	(32,901)	(50,820)
Benefit for income taxes	—	7,373	—	14,068

Net loss	$(14,824)	$(20,930)	$(32,901)	$(36,752)

Basic and diluted loss per share	$(0.24)	$(0.35)	$(0.54)	$(0.62)

Basic and diluted weighted average shares outstanding	60,977	59,695	60,653	59,612

SUPPLEMENTAL INFORMATION:
Sales by Operating Segment
Biopharmaceutical Products	$17,721	$14,500	$33,617	$31,994
Antibody Products:
Specialty antibodies	7,791	6,240	13,669	9,978
Non-specific antibodies	4,423	5,139	10,197	9,984

Total antibodies	12,214	11,379	23,866	19,962

Total	$29,935	$25,879	$57,483	$51,956

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Nabi Biopharmaceuticals Reports Second Quarter 2006 Results

Nabi Biopharmaceuticals

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, amounts in thousands)

	July 1, 2006	December 31, 2005
Cash and cash equivalents	$31,121	$101,762
Marketable securities	39,097	5,172
Restricted cash, current	819	816
Trade accounts receivable, net	25,570	22,322
Inventories, net	23,144	22,323
Prepaid expenses and other assets	3,622	3,611
Property, plant and equipment, net	90,564	94,084
Intangible assets, net	74,070	78,332
Other assets, net	826	914

Total assets	$288,833	$329,336

Trade accounts payable and accrued expenses	$37,339	$44,429
Notes payable and capital lease obligations, net	10,715	13,557
2.875% Convertible Senior Notes	109,229	109,145
Other liabilities	232	378
Stockholders’ equity	131,318	161,827

Total liabilities and stockholders’ equity	$288,833	$329,336

Capital expenditures were $1.1 million and $4.5 million for the six months ended July 1, 2006 and June 25, 2005, respectively.

Depreciation and amortization expenses were $8.6 million and $9.5 million for the six months ended July 1, 2006 and June 25, 2005, respectively.

The 2005 condensed balance sheet has been derived from the audited balance sheet for the year ended December 31, 2005. Certain items in the 2005 consolidated financial statements have been reclassified to conform to the current year’s presentation.